NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on June 19, 2020, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on June 05, 2020 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Vivaldi Opportunities Fund and Angel Oak Financial Strategies Income Term Trust, became effective after the close on June 5, 2020. Each share of Common Stock of Vivaldi Opportunities Fund was converted into 0.64701 of a share of Angel Oak Financial Strategies Income Term Trust Common Shares of beneficial interest. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on June 08, 2020.